EXHIBIT 21.1

CAMBREX CORPORATION

EXHIBIT 21.1

Subsidiaries of Registrant

Subsidiary	Incorporated in:
Cambrex Charles City, Inc.	Iowa

Cambrex Profarmaco Milano S.r.l.	Italy

Cambrex Karlskoga AB	Sweden

AS Cambrex Tallinn	Estonia

Cambrex IEP GmbH	Germany

Cambrex High Point, Inc.	Delaware

Cambrex Whippany	Delaware

Cambrex Mirabel	Canada